Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Gyrodyne, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Subscription Rights to purchase Common Shares of Limited Liability Company Interests	457(g)	314,861				(2)
Fees to Be Paid	Equity	Common Shares of Limited Liability Company Interests, underlying subscription rights	457(o)	625,000(3)	$8.00(4)	$5,000,000	$147.60 per $1,000,000	$738
Fees Previously Paid
	Total Offering Amounts					$5,000,000		$738
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$738(5)

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(3)

Represents the shares of common stock that may be issued upon exercise of subscription rights (the “Rights”) to purchase Common Shares of Limited Liability Company Interests of the Registrant (the “Common Shares”).

(4)	Represents the exercise price per Common Share of the Rights.
(5)	Previously paid.